Exhibit 23.1


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-98738 and No.333-39407) pertaining to the Vion Pharmaceuticals, Inc. Amended and Restated Stock Option Plan and in the Registration Statements (Form S-3 No.333-37941 and 333-61477) of Vion Pharmaceuticals, Inc. and in the related Prospectus of our report dated February 6, 1998 (except for Notes 2, 5, 6 and 10, as to which the date is November 27, 1998) with respect to the consolidated financial statements of Vion Pharmaceuticals, Inc., as amended, included in the Annual Report (Form 10-KSB/A Amendment No.1) for the year ended December 31,1997.


                                                              ERNST & YOUNG LLP

Hartford, Connecticut
December 28, 1998